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Exhibit (a)(1)(d)

FAMILY DOLLAR STORES, INC.
OFFER TO AMEND CERTAIN OPTIONS

WITHDRAWAL FORM

Complete and return this form only if you have changed your mind and you do not want to amend your eligible options

        You previously received (1) the Offer to Amend Certain Options (the "Offer to Amend"); (2) the e-mail from Del Bristol, dated November 16, 2007; (3) the election form; and (4) this withdrawal form. You signed and returned the election form, in which you elected to ACCEPT our offer with respect to some or all of your eligible options. You should submit this form only if you now wish to change that election and REJECT our offer with respect to some or all of your eligible options.

        To withdraw your election to accept the offer with respect to some or all of your eligible options, you must sign, date and deliver this withdrawal form to Lauren Merritt via facsimile (fax number: (704) 814-4133), via e-mail to lmerritt@familydollar.com, or hand delivery to Lauren Merritt at Family Dollar Stores, Inc., 10401 Monroe Road, Matthews, North Carolina 28105 by 11:59 p.m., North Carolina Time, on December 18, 2007.

        You should note that if you withdraw your acceptance of the offer, you will not receive any cash payments for the withdrawn options and those options will not be amended to be exempt from Section 409A. Amended options will continue to be governed in all respects by the stock option plan under which they were granted and by the existing option agreements between you and the Company.

        You may change this withdrawal, and again elect to accept the offer with respect to some or all of your eligible options by submitting a new election form to Lauren Merritt via facsimile (fax number: (704) 814-4133), via e-mail to lmerritt@familydollar.com, or via hand delivery to Lauren Merritt at Family Dollar Stores, Inc., 10401 Monroe Road, Matthews, North Carolina 28105, by 11:59 p.m., North Carolina Time, on December 18, 2007.

        Please check the appropriate box to confirm your withdrawal:

☐	I wish to withdraw my election to accept the offer with respect to all of my eligible options and instead I REJECT the offer. I do not wish to accept the offer with respect to any of my eligible options.
OR
☐
I wish to withdraw my election to accept the offer with respect to each of the eligible options listed below (and on any additional sheets which I have attached to this form). I still wish to accept the offer with respect to the rest of the eligible options listed on the election form I submitted.
Option Number	Deemed Grant Date

        Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature
Employee Name (Please print)	Corporate E-mail Address	Date and Time

  RETURN TO LAUREN MERRITT NO LATER THAN 11:59 P.M., NORTH CAROLINA TIME, ON DECEMBER 18, 2007 BY FAX TO (704) 814-4133, BY E-MAIL TO LMERRITT@FAMILYDOLLAR.COM, OR BY HAND DELIVERY.

FAMILY DOLLAR STORES, INC.
OFFER TO AMEND CERTAIN OPTIONS

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.     Delivery of Withdrawal Form.

        A properly completed and executed original of this withdrawal form (or a facsimile of it), must be received by Lauren Merritt, either via hand delivery at Family Dollar Stores, Inc., 10401 Monroe Road, Matthews, North Carolina 28105, attention: Lauren Merritt, via e-mail to lmerritt@familydollar.com, or via facsimile (fax number: (704) 814-4133) on or before 11:59 p.m., North Carolina, on December 18, 2007 (referred to as the expiration date). If we extend the offer, this withdrawal form must be received by Lauren Merritt by the date and time of the extended expiration of the offer.

        The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk. Delivery will be deemed made only when actually received by Lauren Merritt. You may hand deliver your election form to Lauren Merritt at Family Dollar Stores, Inc., 10401 Monroe Road, Matthews, North Carolina 28105, or you may send it via e-mail to lmerritt@familydollar.com, or you may fax it to Lauren Merritt at fax number (704) 814-4133. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by e-mail as soon as possible. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your withdrawal form has been received by Lauren Merritt. Only responses that are complete, signed and actually received by Lauren Merritt by the deadline will be accepted. Responses may only be submitted via fax, e-mail or hand delivery, as set forth in the first sentence of this paragraph. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

        You should note that any eligible options with respect to which you previously elected to accept this offer, but did not withdraw from the offer, will remain bound by your prior election form.

        Although by submitting a withdrawal form you have withdrawn some or all the eligible options with respect to which you previously chose to accept the offer from the offer, you may change your mind and re-elect to accept the offer with respect to some or all of the withdrawn options until the expiration date. Your elections with respect to withdrawn eligible options will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options at any time before the expiration date. If we extend the offer beyond that time, you may re-elect with respect to your options at any time until the extended expiration of the offer. To re-elect with respect to some or all of the withdrawn options, you must deliver a new election form with the required information to Lauren Merritt. You will not be deemed to have made a proper election with respect to your options for purposes of the offer unless you deliver, prior to the expiration date, a new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

        Although we intend to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of your election with respect to your options.

2.     Signatures on this Withdrawal Form.

        If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the signature in the option agreement or agreements to which the options are subject. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

        If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to act on your behalf must be submitted with this withdrawal form.

3.     Other Information on this Withdrawal Form.

        In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include your current corporate e-mail address.

4.     Requests for Assistance or Additional Copies.

        Any requests for additional copies of the Offer to Amend, the election form or this withdrawal form should be directed to Lauren Merritt at:

  Family Dollar Stores, Inc.
  10401 Monroe Road
  Matthews, North Carolina 28105
  Phone: (704) 847-6961 Ext. 2145

        Copies will be furnished promptly at the Company's expense.

5.     Irregularities.

        We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.

        Important: The withdrawal form (or a facsimile copy of it) together with all other required documents must be received by Lauren Merritt, on or before 11:59 p.m., North Carolina Time, on December 18, 2007, unless the offer is extended.

6.     Additional Documents to Read.

        We urge you to read the Offer to Amend, all documents referenced or incorporated therein, and the e-mail from Del Bristol dated November 16, 2007, before making any decisions regarding your participation in, or withdrawal from, the offer.

7.     Important Tax Information.

        You should refer to Section 14 of the Offer to Amend, which contains important U.S. federal income tax information. We also recommend that you consult with your own financial planner or your other personal advisors before deciding whether or not to participate in this offer.

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  Exhibit (a)(1)(d)
FAMILY DOLLAR STORES, INC. OFFER TO AMEND CERTAIN OPTIONS WITHDRAWAL FORM
FAMILY DOLLAR STORES, INC. OFFER TO AMEND CERTAIN OPTIONS INSTRUCTIONS TO THE WITHDRAWAL FORM FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER